Exhibit 10.1

STOCk PURCHASE Agreement

by and among

CERBERUS CYBER SENTINEL CORPORATION,

and

Rory Sanchez, Madeline sanchez, rob schaffitzel, robert hochmuth, trebor Worthen, and jerald j. dawkins,

Shareholders

of

TRUE DIGITAL SECURITY, INC.,

dated as of January 5, 2022

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TABLE OF CONTENTS (continued)

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”), is entered into as of January 5, 2022, by and among Cerberus Cyber Sentinel Corporation, a Delaware corporation (“Cerberus”), and Rory Sanchez, Madeline Sanchez, Rob Schaffitzel, Robert Hochmuth, Equity Trust Company Custodian FBO Trebor Worthen IRA, and Jerald J. Dawkins, the selling Shareholders (referred to herein as the “Shareholders”) of True Digital Security, Inc., a Delaware corporation (“True Digital”). Each of Cerberus and Shareholders are referred to herein as a “Party” and together as “Parties.” Certain terms used in this Agreement are defined in Annex 1.

RECITALS

WHEREAS, the Board of Directors of Cerberus has determined that it is in the best interests of Cerberus to enter into this Agreement pursuant to which True Digital would become partially owned by Cerberus, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Shareholders have determined that it is in their best interests to enter into this Agreement, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Purchase and Sale; Closing

Section I.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Shareholders shall sell to Cerberus, and Cerberus shall purchase from Shareholders, 8,204,000 (Eight Million, Two Hundred and Four Thousand) of the True Digital Shares, free and clear of all Encumbrances, for the consideration specified herein. This number of shares represents Thirteen Percent (13%) of the total shares of True Digital.

Section I.2 Purchase Price. The aggregate purchase price for the True Digital Shares the subject of this Agreement shall be $6,153,000.00 (Six Million, One Hundred and Fifty-Three Thousand, US Dollars) to be given to Shareholders on the Closing Date.

Section I.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Arizona time, no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at a mutually acceptable location, or at such other time or on such other date as the Shareholders and Cerberus may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). To the extent occurring, the Closing shall be deemed to occur immediately prior to the closing of that certain Agreement and Plan of Merger made between Cerberus, Merger Sub and True Digital made effective of even date herewith. At the Closing,

(a) Cerberus shall deliver to Shareholders the currency amount listed above by means of a wire transfer(s); and

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(b) Shareholders shall deliver to Cerberus one or more certificates evidencing the 8,204,000 True Digital Shares, duly endorsed, or accompanied by stock powers or other instruments of transfer in form acceptable to Cerberus.

ARTICLE II
Representations and Warranties of Cerberus

Cerberus represents and warrants to Shareholders that:

Section II.1 Organization. Cerberus is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Cerberus has full corporate power and authority to carry on its business as presently conducted. Cerberus is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Cerberus. Cerberus has made available to Shareholders accurate and complete copies of all Cerberus Organizational Documents.

Section II.2 Capitalization.

(a) There are no preemptive rights to purchase any shares of Cerberus Stock. There are no outstanding options, warrants or other rights to purchase, agreements, or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Cerberus Stock.

Section II.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in ARTICLE III, (a) Cerberus has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance by Cerberus of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Cerberus are necessary to authorize the execution, delivery and performance by Cerberus of this Agreement and the consummation of the transactions contemplated hereby; and (c) this Agreement has been duly executed and delivered by Cerberus and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Cerberus in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Cerberus and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Cerberus enforceable against Cerberus in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”).

Section II.4 Non-Contravention. The execution, delivery and performance by Cerberus of this Agreement and the consummation by Cerberus of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Cerberus Organizational Documents or the organizational documents of any Subsidiary of Cerberus, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Cerberus or any of its Subsidiaries is a party or by which Cerberus, any of its Subsidiaries or any of their properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Cerberus or any of its Subsidiaries, except for Permitted Encumbrances or (d) violate any applicable Law binding upon Cerberus or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Cerberus.

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Section II.5 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Cerberus or any Cerberus Subsidiary in connection with the execution, delivery or performance by Cerberus of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Cerberus.

Section II.6 Financial Statements. The financial statements of Cerberus and Cerberus’ subsidiaries, as of December 31, 2020 were filed with Cerberus’ Annual Report on Form 10-K and Cerberus has provided Shareholders with interim financial statements for the eleven (11) month period ending on September 30, 2021 (“Balance Sheet Date”) (collectively, the “Cerberus Financial Statements”). The Cerberus Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (b) accurately and fairly presented in all material respects the financial position of Cerberus at the dates thereof and the results of Cerberus’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

Section II.7 Absence of Undisclosed Liabilities. Neither Cerberus nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Cerberus prepared in accordance with GAAP, except (i) liabilities reflected in the Cerberus Financial Statements through the Balance Sheet Date or described in the notes accompanying the Cerberus Financial Statements, (ii) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business and (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business.

Section II.8 Absence of Certain Changes. Since the date of the Cerberus Financial Statements, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Cerberus, (ii) the business of Cerberus has been conducted only in the ordinary course consistent with past practice, (iii) Cerberus has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (iv) Cerberus has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Cerberus.

Section II.9 Compliance with Laws. To the Knowledge of Cerberus, Cerberus has complied in all material respects with all applicable Laws relating to any aspect of the business of Cerberus. Cerberus has not received any written notice from any Governmental Authority relating to any aspect of the business of Cerberus or alleging that Cerberus is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Cerberus. Cerberus has not been charged or, to the Knowledge of Cerberus, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Cerberus.

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Section II.10 Legal Proceedings. There are no material Proceedings pending or, to the Knowledge of Cerberus, threatened against or involving Cerberus, any of its Subsidiaries or any of their respective properties or assets.

Section II.11 Brokerage Fees. Neither Cerberus nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

Section II.12 Independent Evaluation. In entering into this Agreement, Cerberus acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

Section II.13 No Other Representations or Warranties. Neither Cerberus nor any other Person makes (and True Digital and Shareholders agree that they are not relying upon) any other express or implied representation or warranty with respect to Cerberus (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Cerberus disclaims any other representations or warranties not contained in this Agreement, whether made by Cerberus, any Affiliate of Cerberus or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement and those that may be determined to have been false or intentionally misleading, Cerberus disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to True Digital and Shareholders or any of their Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to True Digital and Shareholders by any director, officer, employee, agent, consultant or representative of Cerberus or any of its Affiliates).

ARTICLE III
Representations and Warranties of Shareholders

Shareholders represent and warrant to Cerberus that:

Section III.1 Organization. True Digital is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. True Digital has full power and authority to carry on its business as presently conducted. To the best of Shareholders Knowledge, True Digital is duly qualified and in good standing to do business in each jurisdiction in which they conduct its business or the ownership, leasing, holding, or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on True Digital. Shareholders have made available to Cerberus accurate and complete copies of all True Digital’s Organizational Documents.

Section III.2 Capitalization.

(a) The authorized equity securities of True Digital are wholly owned by the Shareholders, as those Shareholders are defined as parties to this Agreement, (the “True Digital Shares”) and none are held in treasury. All of the True Digital Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.

(b) There are no preemptive rights to purchase any Securities of True Digital. There are no outstanding options, warrants or other rights to purchase, agreements, or other obligations to issue, or rights to convert any obligations into or exchange any securities for, True Digital Shares or other Securities of True Digital..

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Section III.3 Authority Relative to this Agreement. Assuming the accuracy of the representations set forth in Article II above, (a) this Agreement has been duly executed and delivered by Shareholders and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Shareholders in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Shareholders and, assuming the due authorization, execution and delivery of the other parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Shareholders enforceable against Shareholders in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.

Section III.4 Non-Contravention. The execution, delivery and performance by Shareholders of this Agreement and the consummation by it and of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation of any provision of its articles of organization or other governing instruments of True Digital, (b) to the best of their knowledge, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which True Digital or any of its Subsidiaries is a party or by which True Digital may be bound, (c) to the best of their knowledge, result in the creation or imposition of any Encumbrance upon any property of True Digital, except for Permitted Encumbrances, or (d) assuming compliance with the matters referred to in Section III.6, violate any applicable Law binding upon True Digital, except, in the case of clauses (b), (c) and (d) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on True Digital.

Section III.5 Reserved.

Section III.6 Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by True Digital in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on True Digital.

Section III.7 Financial Statements. Shareholders have caused True Digital to deliver to Cerberus (a) the consolidated balance sheets of True Digital as of December 31, 2020 and 2019 and the related statements of income for the years then ended, and the notes and schedules thereto (the “Annual True Digital Financial Statements”), and (b) the unaudited consolidated balance sheet of True Digital as of October, 2021, and the related statement of income for the ten 10) months then ended (the “Interim True Digital Financial Statements” and together with the Annual True Digital Financial Statements, the “True Digital Financial Statements”). The True Digital Financial Statements (i) have been prepared from the books and records of True Digital consistent with past practice throughout the periods involved, and (ii) accurately and fairly present in all material respects the consolidated financial position of True Digital as of the respective dates thereof and its income for the periods then ended.

Section III.8 Absence of Undisclosed Liabilities. True Digital has no material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of True Digital prepared in accordance True Digital past practices, except (a) liabilities reflected in the Interim True Digital Financial Statements, (b) liabilities which have arisen since the date of the Interim True Digital Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract).

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Section III.9 Absence of Certain Changes. Since the date of the Interim True Digital Financial Statements, (a) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on True Digital, (b) the business of True Digital has been conducted only in the ordinary course consistent with past practice, (c) True Digital has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets and (d) True Digital has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on True Digital.

Section III.10 Compliance with Laws. To the Knowledge of Shareholders, True Digital has complied in all material respects with all applicable Laws relating to any aspect of the business of True Digital. True Digital has not received any written notice from any Governmental Authority relating to any aspect of the business of True Digital or alleging that True Digital is not in compliance with or is in default or violation of any applicable Law. True Digital has not been charged or, to the Knowledge of Shareholders, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of True Digital.

Section III.11 Tax Matters.[under specific review with tax counsel]

(a) All material Tax Returns of True Digital have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by True Digital have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of True Digital in accordance with GAAP.

(b) All material Taxes required to be withheld or collected by True Digital with respect to any employee, independent contractor, purchaser or other third party, to the best of Shareholders’ knowledge, have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.

(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of True Digital. There are no actions, examinations or audits currently pending or, to True Digital Knowledge, threatened with respect to True Digital in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of True Digital which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where True Digital does not file Tax Returns that True Digital is, or may be, subject to taxation by that jurisdiction.

(d) Except for Permitted Encumbrances, (i) there are no Encumbrances for Taxes on any of the assets of True Digital, and (ii) there are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of True Digital.

(e) True Digital is not a party to, and True Digital is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of True Digital. True Digital has no liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

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(f) No portion of the properties of True Digital (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.

Section III.12 Legal Proceedings. Except as may be specifically disclosed in writing to Cerberbus by True Digital prior to the execution of this Agreement, there are no material Proceedings pending or, to the Knowledge of True Digital, threatened against or involving True Digital or any of its respective properties or assets.

Section III.13 Brokerage Fees. Neither True Digital nor any Affiliate has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section III.14 Permits. Any Permit obtained by True Digital as of the date hereof is, to the best of Shareholders knowledge, in full force and effect in all material respects, and True Digital is in material compliance with its Permits. True Digital has not received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of True Digital, threatened, with respect to any alleged failure by True Digital to have any material Permit.

Section III.15 Insurance. Shareholders have disclosed a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of True Digital.

Section III.16 Employees. True Digital is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. True Digital is, to the best of Shareholders knowledge, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of Shareholders, threatened Proceeding against or involving True Digital by or before, and True Digital is not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of True Digital.

Section III.17 Agreements, Contracts and Commitments.

(a) True Digital is not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among True Digital or one of its Affiliates or with any Related Person of True Digital, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities that has not been disclosed to Cerberus in writing, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of True Digital to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, that has not been disclosed to Cerberus in writing; (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including True Digital, (ix) any contract that requires True Digital to purchase its total requirements of any product or service from a third party, that has not been disclosed to Cerberus in writing; (x) any contract that provides for the indemnification by True Digital of any Person for, or the assumption of, any Tax, environmental or other liability of any Person, that has not been disclosed to Cerberus in writing; (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting; and advertising contract to which True Digital is a party, that has not been disclosed to Cerberus in writing (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of True Digital, that has not been disclosed to Cerberus in writing; (xiii) any contract with any Governmental Authority to which True Digital is a party, that has not been disclosed to Cerberus in writing; (xiv) any contract to which True Digital is a party that provides for any joint venture, partnership or similar arrangement by True Digital, (xv) any tax partnership agreement, (xvi) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xvii) any agreement that constitutes a lease of real property, that has not been disclosed to Cerberus in writing (it being acknowledged by the Parties that the Shareholders owns the real property in which True Digital currently operate, and is subject to a Lease Agreement). True Digital has made available to Cerberus accurate and complete copies of all written Material Contracts, including all amendments thereto.

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(b) True Digital has not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral). There is not, to the Knowledge of True Digital, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, or any notice of termination, cancellation, or material modification.

(c) Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of True Digital and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Closing, will continue to constitute a valid and binding obligation of True Digital.

Section III.18 Benefit Plans. Shareholders have disclosed or caused True Digital to disclose a complete and accurate list of all Employee Benefit Plans (a) that True Digital sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which True Digital contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which True Digital may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by True Digital) (each a “True Digital Benefit Plan” and collectively referred to as the “True Digital Benefit Plans”). To the best of Shareholders’ knowledge, no True Digital Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either True Digital or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. To the best of Shareholders’ knowledge, there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the True Digital Benefit Plans, in any such case that would subject True Digital to any material Taxes, penalties or other liabilities. To the Knowledge of True Digital, there are no investigations or audits of any True Digital Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to True Digital or its ERISA Affiliates that has not been fully discharged. Each True Digital Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each True Digital Benefit Plan have, in all material respects, been timely and completely filed or distributed. There are no pending Claims relating to any True Digital Benefit Plan (other than ordinary claims for benefits) and none are threatened. No True Digital Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Each True Digital Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with an has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law. True Digital has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code. Each True Digital Benefit Plan is amendable and terminable unilaterally by True Digital at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

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Section III.19 Regulatory Agencies. All filings heretofore made by True Digital with all federal, state and local agencies or commissions were made in material compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings.

Section III.20 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on True Digital, (a) True Digital owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to True Digital an unresolved claim that True Digital are infringing on the Intellectual Property of such third party; and (c) to the Knowledge of True Digital, no third party is infringing on the Intellectual Property owned by True Digital.

Section III.21 Independent Evaluation. In entering into this Agreement, Shareholders acknowledge and affirm that they haves relied and will rely solely on the terms of this Agreement and upon their independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction.

Section III.22 No Other Representations or Warranties. Neither Shareholders nor any other Person makes (and Cerberus agrees that it is not relying upon) any other express or implied representation or warranty with respect to True Digital (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Shareholders disclaim any other representations or warranties not contained in this Agreement, whether made by an Affiliate of True Digital or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement, Shareholders disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Cerberus or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Cerberus by any director, officer, employee, agent, consultant or representative of True Digital or any of its Affiliates). The disclosure of any matter or item shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on True Digital.

ARTICLE IV
Covenants

Section IV.1 Confidentiality. From and after the Closing, Shareholders shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning True Digital, except to the extent that Shareholders can show that such information (a) is generally available to and known by the public through no fault of Shareholders, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Shareholders, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholders or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Shareholders shall promptly notify Cerberus in writing and shall disclose only that portion of such information which Shareholders are advised by their counsel in writing is legally required to be disclosed, provided that Shareholders shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section IV.2 Non-competition; Non-solicitation.

(a) For a period of (2) years commencing on the Closing Date (the “Restricted Period”), Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, Shareholders, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between True Digital and customers or suppliers of True Digital. Notwithstanding the foregoing, Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Shareholders is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit any employee of True Digital or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Shareholders acknowledges that a breach or threatened breach of this Section IV.2 would give rise to irreparable harm to Cerberus, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Shareholders of any such obligations, Cerberus shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Shareholders acknowledge that the restrictions contained in this Section IV.2 are reasonable and necessary to protect the legitimate interests of Cerberus and constitute a material inducement to Cerberus to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section IV.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section IV.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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ARTICLE V
Indemnification

Section V.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Sections II.1, II.2, II.3, III.1, III.2, and III.3 (collectively, “Fundamental Representations”) shall survive indefinitely and the representations and warranties in Sections III.11 and III.18 (together (“Special Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section IV.2 which are subject to Section IV.2 shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section V.2 Indemnification By Shareholders. Subject to the other terms and conditions of this Agreement, Shareholders shall indemnify and defend each of Cerberus and its Affiliates (including True Digital) and their respective Representatives (collectively, the “Cerberus Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cerberus Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of True Digital and Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of True Digital and Shareholders pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by True Digital or Shareholders pursuant to this Agreement.

Section V.3 Indemnification By Cerberus. Subject to the other terms and conditions of this Agreement, Cerberus shall indemnify and defend each of True Digital and its Affiliates and their respective Representatives (collectively, the “True Digital Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the True Digital Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Cerberus contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cerberus pursuant to this Agreement; or

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(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Cerberus pursuant to this Agreement.

Section V.4 Indemnification Procedures. The party making a claim under this Agreement is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Agreement is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is True Digital, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Cerberus or its Affiliates, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section V.4(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section V.4(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Shareholders and Cerberus shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section IV.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section V.4(a). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section V.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section V.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this 0, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by one or more of the methods set forth in clause (a), (b) and (c) below. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. For the matters referred to in Section V, other than breaches of Fundamental Representations or actual fraud of Shareholders, indemnification liability of Shareholders shall be paid and satisfied solely and exclusively by one of the following methods (or a combination of more than one such methods), as selected by Shareholders in Shareholders sole discretion:

(a) transfer of shares of Cerberus Stock, to be valued for purposes of satisfying Shareholders’ indemnification liability, at the greater of (i) the most recent reported daily closing price for shares of Cerberus common stock immediately prior to the Closing, or (ii) the mean average of the daily closing prices for shares of Cerberus common stock over the five (5) trading days immediately prior to the transfer of such shares of Cerberus Stock;

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(b) execution and delivery of a promissory note, accruing interest at a simple rate of 5% per annum, with all principal and accrued interest due and payable upon maturity on the 90th day or

(c) payment by check or wire transfer.

Section V.6 Exclusive Remedy; Fraud. Subject to the last sentence of this Section V.6, other than the rights of the Parties pursuant to Section I.2 and Section I.3 and Section IV.2(d), the rights of Parties under this Section V.6 shall be the exclusive remedy of the Parties with respect to claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements contained herein or with respect to the transactions consummated pursuant hereto; provided however that nothing in this Section V.6 shall limit or restrict any of the Cerberus Indemnitees’ rights or ability to maintain or recover any amounts with respect to any actual fraud of Shareholders in connection with this Agreement or the transactions consummated in connection herewith.

Section V.7 Limitations on Indemnification.

(a) The amount of Losses which the Cerberus Indemnitees may recover pursuant to Section V.2(a) shall be determined net of any amounts actually recovered by the Cerberus Indemnitees under any insurance policies or under any third-party contractual indemnification or rights of contribution in connection with respect to such Losses, net of any costs or expenses (including Taxes) incurred in connection with such recovery. The Cerberus Indemnitees shall use commercially reasonable efforts to pursue recovery for Losses under any such available insurance policies and/or contractual indemnification or rights of contribution for any Loss for which a Cerberus Indemnitee seeks indemnification pursuant to this Section V.7 to the extent reasonably collectable; provided, that the pursuit of any such recovery shall not be a condition or prerequisite to making of a claim for indemnification, or the receipt of indemnification payments, under this Section V.7.

(b) The Cerberus Indemnitees shall not be entitled to recover any Losses under Section V.2(a) (other than with respect to the Fundamental Representations) unless the aggregate amount of all such Losses exceeds on a cumulative basis an amount equal to $60,000, at which time the Buyer Parties shall be entitled to recover the full amount of all Losses in excess of $60,000.

(c) In no event shall Shareholders’ aggregate liability under (i) Section V.2(a) (other than with respect to the Fundamental Representations and Special Representations, which shall be subject only to the limitation in clause (ii)), collectively, exceed $100,000 or (ii) Section 5.2(a) and (b) collectively exceed $1,000,000. Notwithstanding anything herein to the contrary, there shall be no maximum liability for Shareholders with respect to any actual fraud of Shareholders in connection with this Agreement or the transactions consummated in connection herewith. Notwithstanding anything herein to the contrary, Shareholders shall not be liable for any actual fraud of any other Person.

Section V.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section V.9 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VI
Conditions to Closing

Section VI.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to Governmental Authority shall having enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section VI.2 Conditions to Obligations of Cerberus. The obligations of Cerberus to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Cerberus’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of True Digital and the Shareholders contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) True Digital and the Shareholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, True Digital and the Shareholders shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Cerberus, the Shareholders or True Digital, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers required in connection with the transactions contemplated hereby shall have been received and executed counterparts thereof shall have been delivered to Cerberus at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

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(f) Cerberus shall have received a certificate, dated the Closing Date and signed by the Shareholder, that each of the conditions set forth in Section 0(a) and Section 0(b) have been satisfied.

(g) Cerberus shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of True Digital certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of True Digital authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(h) Cerberus shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of True Digital certifying the names and signatures of the officers of True Digital authorized to sign this Agreement and the other documents to be delivered hereunder.

(i) The Shareholders shall have delivered to Cerberus a good standing certificate (or its equivalent) for True Digital from the secretary of state or similar Governmental Authority of Delaware.

(j) The Shareholders shall have delivered, or caused to be delivered, to Cerberus stock certificates evidencing the True Digital Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(k) The Shareholders shall have delivered to Cerberus such other documents or instruments as Cerberus reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section VI.3 Conditions to Obligations of the Shareholders. The obligations of the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Shareholders’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Cerberus contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Cerberus shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Cerberus shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) The Shareholders shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Cerberus, that each of the conditions set forth in Section 0(a) and Section 0(b) have been satisfied.

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(e) The Cerberus Stock shall be listed on NASDAQ.

(f) The Cerberus Stock shall have an initial issuance price at Closing of not less than $5.00 per share.

(g) Each of the designated True Digital management team members shall have entered into employment agreements, arrangements, or understandings on terms reasonably satisfactory to True Digital.

(h) Cerberus shall have delivered to the Shareholders such other documents or instruments as the Shareholder reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(i) That certain Merger Agreement of even date herewith shall be consummated on the same day as the Closing Date and each of the Merger Agreement and this Agreement are mutually conditioned upon the closing of the other agreement with this Agreement being deemed to have been consummated immediately prior to the effective time of the closing of the Merger Agreement.

ARTICLE VII
Miscellaneous

Section VII.1 Waiver, Etc.. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section VII.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section VII.2 shall be null and void.

Section VII.3 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section VII.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes hereto and the Confidentiality Agreement, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section VII.10.

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Section VII.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Law of the State of Delaware.

(b) Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state superior court of Maricopa County, Arizona. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section VII.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section VII.6 Specific Enforcement. The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section VII.6 in the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state superior court of Maricopa County, Arizona, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section VII.6, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section VII.7 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section VII.7):

If to Cerberus, to:

Cerberus Cyber Sentinel Corporation

7333 E. Doubletree, Suite D 270

Scottsdale, Arizona 85258

Attn : David G. Jemmett

Email : david@cerberussentinel.com

with a copy (which shall not constitute notice) to:

Gray Reed & McGraw LLP

1601 Elm Street, Ste. 4600

Dallas, Texas 75201

Attn: David R. Earhart

E-mail: dearhart@grayreed.com

If to True Digital, to:

True Digital Security

1350 South Boulder Avenue, Suite 1100

Tulsa, OK 74119

Attn: Rory Sanchez

E-mail: Rory.Sanchez@truedigitalsecurity.com

If to Shareholders, to:

Care of:

True Digital Security

1350 South Boulder Avenue, Suite 1100

Tulsa, OK 74119

Attn: Rory Sanchez

E-mail: Rory.Sanchez@truedigitalsecurity.com

With a copy (which shall not constitute notice) to:

McDonald Hopkins LLC

600 Superior Avenue

Suite 2100

Cleveland, Ohio 44114

E-mail:	fwardega@mcdonaldhopkins.com
aburger@mcdonaldhopkins.com

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Section VII.8 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section VII.9 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section VII.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section VII.10 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	Chief Executive Officer

Shareholders:

RVS, Inc.

/s/ Rory Sanchez
By:	Rory Sanchez

Madeline’s Business Services, Inc.

/s/ Madeline Sanchez
By:	Madeline Sanchez

/s/ Robert Schaffitzel
Robert Schaffitzel

Bob in the Wind, Inc.

/s/ Robert Hochmuth
By:	Robert Hochmuth

Equity Trust Company Custodian FBP Trebor Worthen IRA

/s/ Trebor Worthen
By:	Trebor Worthen

/s/ Jerald J. Dawkins
Jerald J. Dawkins

ANNEX 1
Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” is defined in the preamble.

“Articles of Organization” means the articles of organization of True Digital as filed with the State of Delaware, as amended.

“Audited True Digital Financial Statements” is defined in Section III.7.

“Business Day” means a day other than a Saturday, a Sunday or other day on which banks in Phoenix, Arizona are authorized or required by law to be closed.

“Cerberus” is defined in the preamble.

“Cerberus Financial Statements” is defined in Section II.6.

“Cerberus Indemnitees” is defined in Section V.2.

“Cerberus Organizational Documents” means the certificate of incorporation and bylaws of Cerberus as currently in effect.

“Cerberus Stock” is defined in Section I.2.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

“Closing” is defined in Section I.3.

“Closing Date” is defined in Section I.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the mutual confidentiality agreement, by and between True Digital and Cerberus, as amended from time to time.

“Contracts” means all leases, contracts, agreements, commitments, instruments, and understandings, whether written or oral.

“Control” is defined in the definition of the term “Affiliate.”

“Creditor Rights” is defined in Section II.3.

“Employee Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including cash, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, workman’s compensation, accident, life insurance, day or dependent care, legal services, vacation, severance, retirement, pension, savings, or termination.

“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“ERISA” is defined in the definition of the term “Employee Benefit Plan.”

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, state, local, county, parish, or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, know-how and other intellectual property.

“IRS” means the Internal Revenue Service.

“Knowledge” (i) when used with respect to Shareholders, means the actual knowledge, after reasonable inquiry, of Shareholders and (ii) when used with respect to Cerberus, means the actual knowledge, after reasonable inquiry, of David G. Jemmett.

“Law” shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree, or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement; (iii) any change in the market price or trading volume of True Digital Units (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Material Contracts” means all material Contracts to which a Party is a party as of the date hereof and which relate to the conduct of the business of the Party or which, from and after the Closing, will burden the properties of the Party in any material respect.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.

“Party” or “Parties” is defined in the preamble.

“Permit” means all licenses, permits, franchises, consents, approvals, and other authorizations of or from any Governmental Authority.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved in the True Digital Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.

“Person” means an individual, an entity, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations, or inquiries by or before any arbitrator or Governmental Authority.

“Related Person” with respect to any Person, means any Affiliate, officer, or director of such Person, or any of their respective family members of such Person any Person in which any of the foregoing has, directly or indirectly, a material interest.

“Representatives” means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, and other representatives of such Person.

“Restricted Business” means any business competitive with True Digital.

“Securities” means any class or series of equity interest in a Party, including without limitation, the True Digital Shares, Cerberus Stock, the equity interests of each Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Party, means any entity, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“True Digital” is defined in the preamble.

“True Digital Benefit Plan” or “True Digital Benefit Plans” is defined in Section III.18.

“True Digital Financial Statements” is defined in Section III.7.

“True Digital Indemnitees” is defined in Section V.3.

“True Digital Organizational Documents” means the articles of organization of True Digital as currently in effect.

“True Digital Shares” is defined in Section III.2(a).

“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached s and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

“Territory” means the Phoenix metro area.

“Unaudited True Digital Financial Statements” is defined in Section III.7.

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